Exhibit 99-49
TWENTY-FIRST AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
DTE ENERGY COMPANY
     This TWENTY-FIRST AMENDMENT, dated as of the 24th day of January, 2009, by and between Fidelity Management Trust Company (the “Trustee”) and DTE Energy Company (the “Sponsor”);
WITNESSETH:
     WHEREAS, the Trustee and Sponsor heretofore entered into a Master Trust Agreement dated June 30, 1994, with regard to DTE Energy Company Savings and Stock Ownership Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and the MichCon Investment and Stock Ownership Plan (collectively and individually, the “Plan”); and
     WHEREAS, the Named Fiduciary desires to appoint an independent fiduciary as the investment manager with respect to the assets of the Stock Fund (the “Independent Fiduciary”), such investment manager to have powers to take certain actions as outlined herein and as may be specified and communicated to the Trustee in writing; and
     WHEREAS, the Trustee and the Sponsor now desire to further amend such Trust Agreement as provided for in Section 14 thereof;
     NOW, THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:
1.	Restating clause (A) of subsection (ii), Fiduciary Duty, of Section 5(e), Sponsor Stock, in its entirety, as follows:
     (A) The Independent Fiduciary (or the Named Fiduciary at any time an Independent Fiduciary is not appointed) shall be responsible to monitor the appropriateness of the Trust acquiring and holding Sponsor Stock under the fiduciary rules of section 404(a) of ERISA. The Trustee shall not be liable for any loss or expense which arises from the directions of the Independent Fiduciary (or the Named Fiduciary at any time an Independent Fiduciary is not appointed) with respect to the acquisition and holding of Sponsor Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by the foregoing fiduciary duty rules or would be contrary to the terms of this Agreement.
2.	Restating the first sentence of subsection (vii), Voting and Tender Offers, of Section 5(e), Sponsor Stock, in its entirety, as follows:

Notwithstanding any provision of this Agreement other than subsection (x) of this Section 5(e), this provision of this subsection (vii) shall govern the voting and tendering of Sponsor Stock.

3.	Amending Section 5(e), Sponsor Stock, by inserting new subsection (x), Independent Fiduciary, as follows:
(x)	Independent Fiduciary
The Sponsor may appoint an independent fiduciary, a “named fiduciary” within the meaning of Section 402(a) of ERISA (“Independent Fiduciary”), as the investment manager of the Stock Fund, as described in an engagement letter entered into with the Independent Fiduciary (the “Engagement Letter”). The authority of the Independent Fiduciary shall not begin until the Trustee receives written notice from the Sponsor that the Independent Fiduciary has been appointed and that the Independent Fiduciary has acknowledged in writing that the Independent Fiduciary is a fiduciary within the meaning of ERISA with respect to the Stock Fund. Except as provided herein, the Trustee shall have no responsibility to determine whether any directions of the Independent Fiduciary are consistent with ERISA, the Engagement Letter, or other applicable law.
     (A) Any directions by the Independent Fiduciary to the Trustee must be timely communicated to the Trustee reasonably in advance to allow the Trustee to take the appropriate action as directed. The Trustee shall not be liable for any loss or expense arising from the direction if the direction is contained in a writing provided by any individual whose name has been submitted (and not withdrawn) in writing to the Trustee by the Named Fiduciary, unless it is clear on the direction’s face that the actions to be taken under the direction would be prohibited by the fiduciary duty rules of Section 404(a) of ERISA or would be contrary to the terms of this Agreement. Such direction may be made via letter of direction or such other means set forth in Schedule “M”, attached hereto. If the Independent Fiduciary has failed to provide the Trustee with the necessary direction, the Trustee shall notify the Sponsor and seek instructions from the Sponsor as to how to proceed.
     (B) If the Independent Fiduciary resigns or is removed, the Named Fiduciary may appoint a successor Independent Fiduciary. The Named Fiduciary shall notify the Trustee as soon as administratively feasible of any such resignation or removal and the appointment of a successor Independent Fiduciary. Unless and until the Named Fiduciary has appointed a successor Independent Fiduciary and all necessary documentation required by the Trustee has been executed, the Trustee shall not take any action with respect to the Stock Fund absent instructions from the Named Fiduciary.
     (C) The Trustee shall accept direction from the Independent Fiduciary only with regard to the Stock Fund. In addition, the Trustee shall follow the directions of such Independent Fiduciary to execute trades outside the parameters set forth in its standard trading guidelines. The Independent Fiduciary may determine, pursuant to the Plan and the Engagement Letter, to impose further limitations or restriction on the investment of Participants accounts in the Stock Fund. In addition, the Independent Fiduciary may determine that the Sponsor

Stock Fund shall no longer be available as an investment option under the Plan and shall make such decisions as are necessary to implement this determination. Such decisions shall include determining the manner and timing of termination of the Stock Fund and the orderly liquidation and reinvestment of its assets. The Trustee shall have no responsibility for such decisions except to comply with the direction of the Independent Fiduciary to the extent reasonably feasible.

The Independent Fiduciary has no authority to direct the Trustee regarding the voting of proxies with respect to shares of the Stock Fund for which no Participant direction is received. In the event no direction is received, the passthrough provisions of Section 5(e)(vii) of this Agreement shall apply.

4.	Amending Section 8(e), Indemnification, to add the following paragraph:

The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorney’s fees and disbursements (“Losses”), that may be incurred by, imposed upon, or asserted against the Trustee by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by the Independent Fiduciary with regard to the Stock Fund, excepting only any and all Losses arising primarily from the Trustee’s negligence, gross negligence, willful misconduct or bad faith.

5.	Adding Schedule “M” as attached hereto.
IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Twenty-First Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

DTE ENERGY COMPANY		FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Elizabeth A. Pochini	By:	/s/ Rebecca Ethier
	Authorized Signatory		FMTC Authorized Signatory

Date:	2-24-09	Date:	2-26-09

Schedule “M” — Directions From Independent Fiduciary
XXX, X , 2009
Ms. Rebecca Ethier
Fidelity Investments
300 Puritan Way — MM1M
Marlborough, MA 01752-3078

Re:	DTE Energy Company Savings and Stock Ownership Plan
The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the
International Brotherhood of Electrical Workers
The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the
Utility Workers Union of America
The MichCon Investment and Stock Ownership Plan
Dear Ms. Ethier:
     Pursuant to DTE Energy Company’s appointment of Fiduciary Counselors, Inc. (“Independent Fiduciary”) as the investment manager with regard to the DTE Energy Common Stock Fund as an investment option in the above referenced plans, via an engagement agreement dated XXX XX, 2008, this letter identifies the individuals authorized to give direction to Fidelity Management Trust Company (“Fidelity”) with regard to the DTE Energy Company Stock Fund, and the method by which Fidelity will accept such direction.
     I hereby designate xxx, xxx, and xxx as the individuals who may provide directions on behalf of the Independent Fiduciary, and upon which Fidelity may rely. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.
     You may rely upon each designation and certification set forth in this letter until we deliver to you written notice of the termination of authority of a designated individual.
     Fidelity will accept direction via a written instruction executed by one of the individuals designated herein, which may be delivered via fax. Fidelity will also accept oral and email direction, provided that such direction is immediately confirmed in a properly executed writing, which may be delivered by fax.
Very truly yours,
xxx
Title

xxx

xxx

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